Exhibit 107

Calculation Of Filing Fee Tables

Form F-10

(Form Type)

A2Z Smart Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount Of Registration Fee
Fees to Be Paid	Equity, Debt	Common Shares, Warrants, Options, Subscription Receipts, Debt Securities and Units(1)	457	(o)	(1)	(1)	$50,009,600	(2)(3)	$0.0000927	$4,635.89
Fees Previously Paid	–	–	–		–	–	–		–	–
	Total Offering Amounts						$50,009,600			$4,635.89
	Total Fee Offsets									$0.00
	Net Fee Due Total									$4,635.89

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, warrants to purchase other Securities (as defined herein), options, subscription receipts, debt securities, and units comprised of one or more of any of the other Securities or any combination thereof (collectively, the “Securities”) or any combination of such Securities of the Registrant as shall have an aggregate initial offering price of CAD$64,000,000 or USD$50,009,600. Any securities registered by this Registration Statement may be sold separately under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of securities under this Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Estimated based on the Bank of Canada exchange rate (CAD to USD) as at April 26, 2022 of $0.7814. This translates to an offering price of USD$50,009,600.